Exhibit 107

Calculation of Filing Fee Tables

S-1

(Form Type)

Complete Solaria, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee

Newly Registered Securities

Fees to Be Paid	Equity	Common Stock	457(c)	21,874,907(1)(4)	$3.09(5)	$67,593,463	$0.0001102	$7,449

Fees to Be Paid	Equity	Warrants	457(i)	13,249,907(2)(4)	—	—	—	— (6)

Fees to Be Paid	Equity	Common Stock	457(c)	34,158,947(3)(4)	$3.09(5)	$105,551,147	$0.0001476	$11,804(7)

	Total Offering Amounts					$173,144,610

	Total Fees Previously Paid							18,547

	Total Fee Offsets							$—

	Net Fee Due							$716

(1)

Represents (i) 6,266,667 shares of Common Stock issuable upon the exercise of private placement warrants at an exercise price of $11.50 per share of Common Stock, (ii) 8,625,000 shares of Common Stock issuable upon the exercise of the Public Warrants (as defined below), (iii) 716,668 shares of Common Stock issuable upon the exercise of Working Capital Warrants (as defined below) and (iv) 6,266,572 shares of Common Stock issuable upon the exercise of Merger Warrants (as defined below).

(2)

Represents (i) 6,266,667 Private Placement Warrants (as defined below), (ii) 716,668 Working Capital Warrants (as defined below) and (iii) 6,266,572 Merger Warrants (as defined below) registered for resale by the selling securityholders identified in this prospectus.

(3)

Represents (i) 9,028,488 shares of common stock issued in connection with a private placement pursuant to subscription agreements entered into on or around July 13, 2023, (ii) up to 8,625,000 shares of common stock originally issued in a private placement to the Sponsor in connection with the initial public offering of FACT, and (iii) up to 16,505,459 shares of common stock pursuant to that certain Amended and Restated Registration Rights Agreement, July 18, 2023, between us and the selling securityholders granting such holders registration rights with respect to such shares.

(4)

Includes an indeterminable number of additional securities that, pursuant to Rule 416 under the Securities Act of 1933, as amended, may be issued to prevent dilution from stock splits, stock dividends or similar transactions that could affect the securities to be offered by the selling securityholders.

(5)

Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based on the average of the high and low sales price of the Registrant’s ordinary shares as reported on the Nasdaq Stock Market on August 4, 2023 (such date being within five business days prior to the date that this registration statement was first filed with the U.S. Securities and Exchange Commission).

(6)

In accordance with Rule 457(i), the entire registration fee for the Private Placement Warrants (as defined below), Working Capital Warrants (as defined below) and Merger Warrants (as defined below) is allocated to the Common Stock underlying the Private Placement Warrants (as defined below), Working Capital Warrants (as defined below) and Merger Warrants (as defined below), and no separate fee is payable for the Private Placement Warrants (as defined below), Working Capital Warrants (as defined below) and Merger Warrants (as defined below).

(7)	$11,126 of the registration fee was calculated based on the previous filing fee rate, 0.0001102, previously issued by the Securities and Exchange Commission effective until September 30, 2023.